Exhibit 99.1

Clearwater Paper Reports First Quarter 2011 Results with Net Sales of $465.8 Million

Period Represents First Full Quarter of Inclusion of Cellu Tissue Results

SPOKANE, Wash.--(BUSINESS WIRE)--May 5, 2011--Clearwater Paper Corporation (NYSE:CLW) today reported financial results for the first quarter of 2011.

Clearwater Paper acquired Cellu Tissue Holdings, Inc. on December 27, 2010. The first quarter of 2011 is the first full period in which Cellu Tissue's results have been included in the company’s financial statements, which inclusion represents the primary reason for many of the variances in the first quarter of 2011 compared to first quarter 2010 results.

The company reported net earnings of $5.6 million, or $0.47 per diluted share, for the first quarter of 2011, compared to net earnings of $0.5 million, or $0.04 per diluted share, for the first quarter of 2010.

The first quarter 2011 results include a net tax charge of $1.9 million, or $0.16 per diluted share, related to a mixture of discrete tax items and also an $11.4 million pre-tax charge, or $0.62 per diluted share, for scheduled major maintenance costs. The first quarter 2010 results included a one-time net tax charge of $4.4 million, or $0.37 per diluted share, resulting from the passage of the Patient Protection and Affordable Care Act of 2010 and also scheduled pre-tax major maintenance costs of $16.9 million, or $0.95 per diluted share.

The first quarter 2011 earnings before interest, taxes, depreciation and amortization, or EBITDA, was $41.7 million compared to $22.4 million in the first quarter of 2010.

"We are on schedule and on budget with the build out of our tissue facilities at Shelby, North Carolina,” said Gordon Jones, chairman, president and chief executive officer. “The converting equipment and warehousing is being brought up to speed and we are continuing work related to the paper machine.

“We also continue to make very good strides with the integration of Cellu Tissue,” said Jones. “Our people, operations and businesses are working very well together.

“As a result of the integration, we expect synergies to partially offset some of the higher pulp and transportation costs we have been experiencing in our tissue business, and we have announced our intention to raise tissue prices to help further offset these cost increases.

“Despite the cost challenges, we remain positive about both of our segments for the rest of 2011,” concluded Jones.

FIRST QUARTER 2011 SEGMENT PERFORMANCE

Consumer Products

  Net sales in the Consumer Products segment were $269.3 million for the first quarter of 2011, as compared to first quarter 2010 net sales of $137.8 million. The increase in net sales was primarily attributable to the inclusion of Cellu Tissue's operating results for the full quarter.
  Operating income for the first quarter of 2011 was $13.8 million, compared with operating income of $26.0 million for the first quarter of 2010. The decline in operating income was primarily due to lower average profit margins resulting from the inclusion of Cellu Tissue products and higher pulp and transportation costs in the first quarter of 2011.
  Tissue volume increased to 129.6 thousand tons in the first quarter of 2011 as compared to 52.5 thousand tons in the first quarter of 2010, with the increase primarily attributable to the addition of Cellu Tissue volumes. Including Cellu Tissue in our first quarter 2010 results would have resulted in a pro forma volume of 130.4 thousand tons. The small decline in tons sold by the combined company was primarily due to a reduction of parent roll sales that were used internally for converted cases and a fire in the pulp storage warehouse at our Wiggins facility that resulted in decreased production on both of its paper machines.
  Net selling prices declined 20.9% to $2,078 per ton in the first quarter of 2011 versus the first quarter of 2010 due primarily to the inclusion of Cellu Tissue products in the total product mix for the 2011 period, as Cellu Tissue’s operations have a broader range of products and tissue grades than the legacy Clearwater Paper facilities. In addition to converted products, the Cellu Tissue operations included approximately 50 thousand tons of parent roll sales, which in general have significantly lower net selling prices. Including Cellu Tissue operations in our first quarter 2010 results would have produced, on a pro forma basis, an average selling price of $2,010 per ton for the combined operations.
  Volume and pricing data is available in the Events & Presentations portion of the Investor Relations page on the company’s website in an attachment called Supplemental Materials.

Pulp and Paperboard

Net sales of $196.6 million for the first quarter of 2011 were up 2.0% compared to first quarter 2010 net sales of $192.8 million. Operating income for the quarter rose to $15.6 million, compared to an operating loss of $7.9 million for the first quarter of 2010.

  Higher net sales for the quarter were driven by 11.6% increases in both paperboard pricing and pulp pricing as compared to the first quarter of 2010.
  In the first quarter of 2011, we increased the internal consumption of company produced pulp by starting to supply the Cellu Tissue operations and utilizing internal pulp during our maintenance downtime. This increase in the internal use of pulp in the first quarter of 2011 reduced our external pulp shipments by 43.3% compared to the first quarter of 2010. Paperboard shipments in the first quarter of 2011 were down 9.7% compared to the first quarter of 2010 due to stronger demand in the first quarter of 2010.
  The pulp and paperboard segment incurred $11.4 million in scheduled major maintenance costs during the first quarter of 2011 versus $16.9 million in the first quarter of 2010.

Taxes

The effective income tax rate for the first quarter of 2011 was 52.2%, compared to an effective rate of 92.7% for the first quarter of 2010. The estimated annual effective tax rate for 2011, without discrete items, is expected to be approximately 35.8%.

Note Regarding Use of Non-GAAP Financial Measure

In this press release, the company presents its results for the first quarter of 2011 and 2010, including EBITDA. The EBITDA amounts are not in accordance with generally accepted accounting principles (GAAP) and accordingly a reconciliation of EBITDA to net earnings determined in accordance with GAAP is included at the end of this press release.

CONFERENCE CALL INFORMATION

A live audio webcast and conference call will be held today, Thursday, May 5, 2011 at 8 a.m. Pacific time (11 a.m. Eastern time). Investors may access the conference call by dialing 877-303-9241 (for U.S./Canada investors) or 760-666-3575 (for international investors). The audio webcast may be accessed on the company's website at http://ir.clearwaterpaper.com/events.cfm. An accompanying presentation will be available for downloading at the same site at 7 a.m. Pacific time (10:00 a.m. Eastern time). The webcast will be audio only. Investors are recommended to download the accompanying presentation prior to the call.

For those unable to participate in the call, an archived recording will be available through the Clearwater Paper Corporation website www.clearwaterpaper.com under "Investor Relations" following the conference call.

ABOUT CLEARWATER PAPER

Clearwater Paper manufactures quality consumer tissue, away-from-home tissue, parent roll tissue, machine glazed tissue, bleached paperboard, pulp and wood products at 14 manufacturing locations in the U.S. and Canada. The company is a premier supplier of private label tissue to major retailers and wholesale distributors, which include grocery, drug, mass merchants and discount stores. The company also produces bleached paperboard used by quality-conscious printers and packaging converters. Clearwater Paper's more than 3,800 employees build shareholder value by developing strong customer partnerships through quality and service.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding our competitive position for the future, the build out of our new tissue facility, the company's expansion and its strategies, the integration of Cellu Tissue, input costs, product price increases, synergies, expected results and the company’s estimated tax rate. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks and uncertainties arising from difficulties with the integration process or the realization of the benefits expected from the acquisition of Cellu Tissue; the company's ability to complete its new facilities; customers' product preferences; market acceptance of product price increases and competitive pricing pressure for the company's products; changes in the United States and international economies; changes in raw material and energy costs; cyclical industry conditions; loss of a large customer; changes in the Alternative Fuel Mixture Tax Credit or Cellulosic Biofuel Producer Credit regulations and the company's eligibility for such tax credits; changes in transportation costs and disruptions in transportation services; unanticipated manufacturing disruptions; changes in general and industry-specific laws and regulations; unforeseen environmental liabilities or expenditures; labor disruptions; and other risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements.

Clearwater Paper Corporation
Condensed Consolidated Statements of Operations
Unaudited (Dollars in thousands - except per-share amounts)

	Three Months Ended
	March 31,
	2011		2010
Net sales	$465,830	100%	$330,621	100%
Costs and expenses:
Cost of sales	(414,920)	89%	(301,964)	91%
Selling, general and administrative expenses	(27,364)	6%	(18,093)	5%
Total operating costs and expenses	(442,284)	95%	(320,057)	97%
Income from operations	23,546	5%	10,564	3%
Interest expense, net	(11,333)		(4,285)
Other, net	(476)		-
Earnings before income taxes	11,737	3%	6,279	2%
Income tax provision	(6,133)		(5,821)
Net earnings	$5,604	1%	$458	0%
Net earnings per common share:
Basic	$0.49		$0.04
Diluted	0.47		0.04
Average shares outstanding (in thousands):
Basic	11,513		11,459
Diluted	11,839		11,767

Clearwater Paper Corporation
Condensed Consolidated Balance Sheets
Unaudited (Dollars in thousands)

	March 31,	December 31,
	2011	2010

Assets
Current assets:
Cash	$19,092	$18,928
Restricted cash	3,668	3,637
Short-term investments	140,139	126,095
Receivables, net	155,292	153,335
Taxes receivable	-	10,354
Inventories	234,890	228,321
Deferred tax assets	41,408	37,374
Prepaid expenses	11,315	11,415
Total current assets	605,804	589,459

Property, plant and equipment, net	670,098	654,456
Goodwill	229,533	229,533
Intangible assets	54,768	56,400
Other assets	14,495	15,488
	$1,574,698	$1,545,336

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$197,694	$184,604
Current liability for pensions and other postretirement employee benefits	9,749	9,749
Current portion of long-term debt	760	760
Total current liabilities	208,203	195,113

Long-term debt, net of current portion	537,985	538,314
Liability for pensions and other postretirement employee benefits	179,516	187,116
Other long-term obligations	32,847	23,369
Accrued taxes	72,721	72,011
Deferred tax liabilities	67,237	61,064
Accumulated other comprehensive loss, net of tax	(95,763)	(98,352)
Stockholders' equity, excluding accumulated other comprehensive loss	571,952	566,701
	$1,574,698	$1,545,336

Clearwater Paper Corporation
Segment Information
Unaudited (Dollars in thousands)

	Three Months Ended
	March 31,
	2011		2010 (1)
Segment net sales:
Consumer Products	$269,252	58%	$137,823	42%
Pulp and Paperboard	196,578	42%	192,798	58%
Total segment net sales	$465,830	100%	$330,621	100%

Operating income (loss):
Consumer Products	$13,815	59%	$25,987	246%
Pulp and Paperboard	15,648	66%	(7,917)	-75%
	29,463		18,070
Corporate and eliminations	(5,917)	-25%	(7,506)	-71%

Income from operations	$23,546	100%	$10,564	100%

(1) Prior period net sales and segment operating income have been adjusted to reflect our change in accounting for intersegment pulp transfers. Commencing January 1, 2011, rather than recording the intersegment transfer of pulp through net sales, the costs of pulp are transferred from the Pulp and Paperboard segment to the Consumer Products segment.

Clearwater Paper Corporation
Reconciliation of Consolidated Net Earnings to EBITDA
Unaudited (Dollars in thousands)

	Three Months Ended
	March 31,
	2011	2010
Net earnings	$5,604	$458
Add back:
Interest expense, net	11,333	4,285
Income tax provision	6,133	5,821
Depreciation and amortization	18,669	11,866
EBITDA	$41,739	$22,430

CONTACT:
Clearwater Paper Corporation
News media
Matt Van Vleet, 509-344-5912
or
CFO
Linda Massman, 509-344-5905
or
Investors
IR Sense
Sean Butson, 509-344-5906